EXHIBIT 99.1

Contact:

Gary S. Titus Chief Financial Officer 510.731.5373 titus@kosan.com	Jane M. Green, Ph.D. VP, Corporate Communications 510.731.5335 415.652.4819 (mobile) green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Tanespimycin TIME Registration Program in Multiple Myeloma Opened; Tanespimycin is the Industry’s

First Hsp90 Inhibitor to Enter Registration Program

HAYWARD, CA—August 2, 2007—Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and six months ended June 30, 2007.

Net loss for the quarter and six months ended June 30, 2007 were $10.8 million and $8.0 million, or $0.25 per share and $0.20 per share, compared to a net loss of $6.8 million and $17.4 million, or $0.20 and $0.54 per share, in the same periods last year.

Revenues were $2.2 million and $15.1 million for the quarter and six months ended June 30, 2007, compared to $2.7 million and $5.6 million in the same periods in 2006. Revenues for the quarter were for development activities under the Roche-Kosan global development and commercialization agreement for epothilones. Revenues for the six months ending June 30, 2007 also include the amortization of the remaining $10.7 million up-front fee from Pfizer, Inc.

Total operating expenses were $14.1 million and $25.3 million for the quarter and six months ended June 30, 2007, including non-cash stock-based compensation expense of $0.8 million and $1.9 million, respectively, compared to $9.8 million and $23.8 million for the same periods last year. Research and development expenses were $12.1 million and $21.1 million for the quarter and six months ended June 30, 2007, compared to $8.3 million and $19.7 million in the same periods in 2006. The increase for the quarter compared to the same period in the prior year was primarily due to costs associated with opening the TIME registration program and included the manufacturing of clinical materials to support the Hsp90 program. General and administrative expenses were $2.1 million and $4.2 million for the quarter and six months ended June 30, 2007, compared to $1.5 million and $4.1 million in the same periods in 2006. The increase for the quarter compared to the same period in the prior year was primarily due to increased personnel costs to support the Company’s operations.

At June 30, 2007, cash, restricted cash and marketable securities totaled $92.4 million, compared to $64.1 million at December 31, 2006. Cash used in operating activities was $14.5 million for the six months ended June 30, 2007.

“Kosan underscored its productive second quarter performance with an important achievement: the opening of our TIME registration program for tanespimycin in multiple myeloma,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “The opening of the TIME-2 clinical trial marks the beginning of our first—and the industry’s first—registration program for an Hsp90 inhibitor. This is a break-out event for Kosan that strengthens our leadership in the Hsp90 inhibitor area and we believe differentiates our company from other players in the Hsp90 field that remain at much earlier stages of development.”

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Continued Dr. Johnson: “We are proud of the significant progress Kosan has made in 2007 in all areas of our business. Today, we have four compounds advancing in development: Hsp90 inhibitors tanespimycin in multiple myeloma and alvespimycin in HER2-positive metastatic breast cancer; epothilone KOS-1584 in solid tumors with our partner Roche; and motilin agonist KOS-2187 which should soon begin Pfizer-sponsored Phase 1 trials in gastrointestinal disorders. We believe Kosan’s execution is on track and that our future looks promising.”

Highlights

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Earlier today, Kosan announced the opening of the TIME registration program for tanespimycin combined with bortezomib (Velcade®) for the treatment of patients with multiple myeloma. We have begun enrolling patients with relapsed-refractory disease in the Phase 2/3 TIME-2 clinical trial. Kosan anticipates starting the Phase 3 pivotal TIME-1 trial in patients with first-relapse disease near the end of 2007 or early 2008. The TIME program is being conducted with Kosan’s improved injectable suspension formulation of tanespimycin.

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In June, Kosan presented four posters at the 2007 annual meeting of the American Society of Clinical Oncology (ASCO) detailing antitumor activity and manageable toxicity in its tanespimycin, alvespimycin and KOS-1584 clinical programs. Promising data were presented on tanespimycin in multiple myeloma and in metastatic melanoma; on alvespimycin in HER2-positive metastic breast cancer and ovarian cancer; and on KOS-1584 in solid tumors.

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Earlier in the quarter, Kosan presented data at the 2007 annual meeting of the American Association for Cancer Research (AACR) demonstrating the cardiac safety profile of tanespimycin, including data showing that tanespimycin has no effect on QTc prolongation, as well as data on Kosan’s preclinical next-generation epothilone, KOS-1803, and its nuclear export inhibitor (NEI) program.

Conference Call and Webcast Today

Kosan will hold a conference call to discuss the Company’s second quarter 2007 financial results and provide an update on its business today at 1:30 p.m. Pacific / 4:30 p.m. Eastern. To access the live call, please dial 866.510.0676 (US) or 617.597.5361 (international), access code 92658383. Interested parties may listen to the webcast live at http://www.kosan.com by clicking on the “Webcasts” tab under the heading “Investors/Press.” The webcast is also being distributed over Thomson’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson’s Individual Investor Network. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through August 9, 2007 by dialing 888.286.8010, access code: 46389405. International callers can dial 617.801.6888, access code: 46389405.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Tanespimycin (KOS-953) is being tested in combination with bortezomib in patients with multiple myeloma in a registration program called TIME. Tanespimycin is also being studied in multiple myeloma as monotherapy, in HER2-positive metastatic breast cancer in combination with Herceptin, and as monotherapy in metastatic melanoma. Intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials in hematological cancers and in HER2-positive metastatic breast cancer.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

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For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements regarding the further development and potential safety, efficacy, regulatory status, commercialization and other characteristics of Kosan’s product candidates; and the opening or initiation of additional clinical trials and the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the development of Kosan’s product candidates, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate clinical trials on the timing currently anticipated or at all, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; risks and uncertainties related to the costs of conducting preclinical and clinical studies for Kosan’s product candidates; Kosan’s ability to obtain valid and enforceable patents covering its product candidates; Kosan’s dependence on its collaboration with Roche for development of its epothilone product candidates and Pfizer for development of its motilin agonist product candidate; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Total revenues	$2,206	$2,666	$15,124	$5,627
Operating expenses:
Research and development	12,092	8,300	21,082	19,650
General and administrative	2,052	1,542	4,203	4,101

Total operating expenses	14,144	9,842	25,285	23,751

Loss from operations	(11,938)	(7,176)	(10,161)	(18,124)
Other income, net	1,150	387	2,117	754

Net loss	$(10,788)	$(6,789)	$(8,044)	$(17,370)

Basic and diluted net loss per common share	$(0.25)	$(0.20)	$(0.20)	$(0.54)

Shares used in computing basic and diluted net loss per common share	42,525	34,386	40,813	31,880

Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$92,401	$64,087
Total assets	$99,711	$71,187
Deferred revenue	$7,853	$19,591
Total liabilities	$21,149	$29,433
Total liabilities and stockholders' equity	$99,711	$71,187
Shares issued and outstanding	42,526	35,390